CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On September 6, 2013, the Audit Committee of the Board of Trustees (the “Board”) of the Trust recommended, and the Board appointed, KPMG LLP as the Trust’s independent registered public accounting firm for the fiscal year ended October 31, 2013. At the same meeting, the Board of the Trust approved the dismissal of Ernst & Young LLP (“Ernst & Young”) as independent registered public accounting firm of the Trust. The previous reports issued by Ernst & Young on the Trust’s financial statements for the fiscal year ended October 31, 2012 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year referred to above and the subsequent interim period through September 6, 2013 (i) there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Trust’s financial statements for such years; and (ii) there were no reportable events. The Trust has requested Ernst & Young to furnish it a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter dated December 26, 2013 is filed as an exhibit to this Form N-SAR.

As indicated above, the Trust appointed KPMG LLP as the independent registered public accounting firm to audit the Trust’s financial statements for the fiscal year ended October 31, 2013. During the Trust’s fiscal year ended October 31, 2012 and through November 6, 2013, neither the Trust nor anyone on its behalf has consulted KPMG LLP on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust’s financial statements; or (ii) concerned the subject of a disagreement or reportable events.